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                                                                    EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Dialysis Corporation of America that is made a part of the
Registration Statement (Form S-4 No. 333-      ) and Prospectus of MainStreet
IPO.com Inc. for the registration of 1,395,722 shares of its common stock and 2,300,000 warrants and common stock issuable upon exercise of the warrants, and to the incorporation by reference therein of our report dated March 22, 1999, with respect to the consolidated financial statements of Dialysis Corporation of America included in its Annual Report on Form 10-K for the year ended
December 31, 1998, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

February 9, 2000
Miami, Florida